Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado — FOR IMMEDIATE RELEASE
Date: July 22, 2009

Double Eagle Petroleum Announces Reaffirmation of Borrowing Base and Amendment to Credit Agreement

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today announced that effective July 22, 2009, the Company’s lending group has reaffirmed its borrowing base of $45 million. In addition, an amendment to the credit agreement was entered into which provided for the following:

•	The original term loan, which provided for up to $5 million of funds under the borrowing base, will be terminated. As a result of the Amendment, the $3.5 million outstanding under the term loan was rolled into the revolving credit line and is no longer due on July 31, 2009. The revolving credit line will be increased to $45 million, replacing the previous $40 million revolving credit line and a $5 million term loan.

•	An additional covenant will be added that requires that as of the end of each fiscal quarter, the ratio of Consolidated Funded Debt (as defined) to Adjusted Consolidated EBITDAX (as defined) for the period of twelve consecutive calendar months shall not be greater than 3.5 to 1.0.

•	Borrowing base determinations will occur each June 15 and December 15. The original credit agreement called for determinations on June 1 and December 1.

“The bank group’s continued support of our asset portfolio and growth potential during this period of economic, commodity price and financial market challenges underscores the inherent value that we believe lies in Double Eagle.”, said Richard Dole, Double Eagle’s Chairman, President and Chief Executive Officer.

The Company is currently working with the lead bank to consider expanding the bank syndication group to increase our future financing flexibility.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us